UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934*

Date of report (Date of earliest event reported)  November 29, 2006

Finlay Fine Jewelry Corporation

(Exact name of registrant as specified in its charter)

Delaware	33-59380	13-3287757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* The Registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.02    Termination of a Material Definitive Agreement.

Effective as of November 29, 2006, Finlay Fine Jewelry Corporation ("Finlay Jewelry", a wholly-owned subsidiary of Finlay Enterprises, Inc. ("Finlay Enterprises”) and collectively the “Company”)) and eFinlay, Inc. entered into an agreement to terminate the amended and restated gold consignment agreement (the “Gold Consignment Agreement”) with Sovereign Bank (individually and as agent for other lending institutions party to the agreement), Sovereign Precious Metals, LLC and COMMERZBANK International S.A.  Under the Gold Consignment Agreement, Finlay Jewelry was able to receive consignment merchandise by providing gold, or otherwise making payment, to certain vendors.  The Gold Consignment Agreement permitted Finlay Jewelry to consign up to the lesser of (i) 165,000 fine troy ounces or (ii) $50.0 million worth of gold, subject to a formula prescribed by the agreement. For financial statement purposes, the Gold Consignment Agreement was an off-balance sheet arrangement.

In accordance with the termination agreement, Finlay Enterprises will pay to Sovereign Bank and the other parties to the Gold Consignment Agreement approximately $49.9 million to purchase the outstanding gold on or before December 4, 2006.  The purchased gold will be reflected as inventory on the Company’s Consolidated Balance Sheets from the date of purchase.  Payment of the $49.9 million gold purchase price will be financed through additional borrowings under the Company’s revolving credit agreement with General Electric Capital Corporation and certain other lenders (the “Revolving Credit Agreement”), which will bring the Company’s borrowings under the Revolving Credit Agreement to approximately $175.5 million at December 4, 2006.

In conjunction with the Gold Consignment Agreement, Finlay Jewelry granted the gold consignor a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between the gold consignor and General Electric Capital Corporation ("G.E. Capital").  As a result of the termination of the Gold Consignment Agreement, these liens will be released by the gold consignor and the Amended and Restated Security Agreement dated as of March 30, 2001 between Finlay Jewelry, eFinlay, Inc. and Sovereign Bank, as agent, and the Amended and Restated Intercreditor Agreement dated as of March 30, 2001 between Sovereign Bank, as agent, and G.E. Capital, as agent, and acknowledged by Finlay Jewelry and eFinlay, Inc. will both be terminated.

The Company considered many factors when evaluating whether to terminate the Gold Consignment Agreement, including the volatility of gold prices in recent years and the Company’s belief that it can better manage its gross margins under an asset program working directly with its vendors. In addition, the termination simplifies the Company’s capital structure by eliminating an off-balance sheet contractual obligation.  With the retirement of the obligation, the Company will convert its consignment inventory to asset on its Consolidated Balance Sheets and eliminate its other receivables, representing cash advances to certain vendors for the cost of the non-gold portion of the gold consignment merchandise.

Item 9.01    Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.19(l)	Termination Letter Agreement, dated as of November 29, 2006, among Sovereign Bank and Sovereign Precious Metals, LLC (as agents), Finlay Fine Jewelry Corporation and eFinlay, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY FINE JEWELRY CORPORATION

Date:  December 5, 2006

By:  /s/ Bruce E. Zurlnick

Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer